CONFORMED COPY

                         STOCKHOLDER VOTING AGREEMENT

         THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement"), dated as of November 8, 2002, by and among INTERNATIONAL SPECIALTY PRODUCTS INC., a Delaware corporation (the "Company") and SAMUEL J. HEYMAN (the "Stockholder").

                             W I T N E S S E T H:

          WHEREAS, concurrently herewith, International Specialty Products Holdings Inc., a Delaware corporation (the "Merger Sub"), and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement");

          WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as such term is defined in the Merger Agreement) of (x) 52,328,040 shares of Company Common Stock, representing approximately 80.4% of all outstanding shares of Company Common Stock, and (y) all of the capital stock of Merger Sub;

          WHEREAS, approval of the Merger Agreement by the Company's stockholders is required in order to consummate the Merger;

          WHEREAS, the board of directors of the Company (acting on the recommendation of a special committee) has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement and has resolved to recommend that its stockholders approve the Merger Agreement, and such approval, adoption and resolution have not been withdrawn; and

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, respective covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

                                  ARTICLE I

                              CERTAIN DEFINITIONS

          Section 1.1 Defined Terms. Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

                                  ARTICLE II

                               VOTING AGREEMENT

          Section 2.1 Agreement to Vote. Upon the terms and subject to the conditions hereof, the Stockholder irrevocably and unconditionally agrees that, until this Agreement is

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terminated pursuant to Section 5.1 hereof, at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, the Stockholder shall vote, or cause to be voted (including by written consent, if applicable) all shares of Company Common Stock then beneficially owned by the Majority Stockholder (i) in favor of the adoption of the Merger Agreement and (ii) against any action that may reasonably be expected to result in the conditions set forth in Articles VI, VII and VIII of the Merger Agreement not being fulfilled. The Stockholder agrees not to enter into any agreement or commitment with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

          Section 3.1  Representations and Warranties of Stockholder.

          The Stockholder represents and warrants to the Company that the following statements are, as of the date of this Agreement, true and correct:

          (a) The Stockholder is the beneficial owner of the Majority Stockholder Shares. The Stockholder has the sole power to vote (or cause to be voted) such Majority Stockholder Shares.

          (b) This Agreement has been duly executed and delivered by the Stockholder.

          (c) This Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

          (d) The execution and delivery of this Agreement by the Stockholder does not violate or breach, except as will not materially impair the ability of the Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, (i) any applicable law, governmental approval or contract to which the Stockholder is a party or by which the Stockholder's assets may be bound or (ii) require any consent or approval of, or filing with, any Governmental Entity.

          Section 3.2 Representations and Warranties of Company.

          The Company represents and warrants to the Stockholder that the following statements are, as of the date of this Agreement, true and correct:

          (a) This Agreement has been duly executed and delivered by a duly authorized officer of the Company.

          (b) This Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

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          (c) The execution and delivery of this Agreement by the Company does not violate or breach, and will not give rise to any violation or breach, of
(i) the Company's certificate of incorporation and by-laws or (ii) except as will not materially impair its ability to effectuate, carry out or comply with all of the terms of this Agreement, (A) any applicable law, governmental approval or contract to which the Company or its Subsidiaries are a party or by which their respective assets or properties may be bound or (B) require any consent or approval of, or filing with, any Governmental Entity.

                               ARTICLE IV

                               COVENANTS

          Section 4.1 Covenants of the Stockholder. The Stockholder covenants and agrees with the Company that, during the period commencing on the date hereof and ending on the date this Agreement is terminated under Article V hereof:

          (a) The Stockholder shall not, directly or indirectly, sell, transfer, pledge, hypothecate, encumber, assign or dispose of any Majority Stockholder Shares (or the beneficial ownership thereof) or offer to make such a sale, transfer or other disposition (collectively, "Transfer") to any person, except (i) a Transfer to a Charitable Organization or (ii) Transfers of up to 114,336 Majority Stockholder Shares currently held by Heyman Joint Venture II LLC, so long as, in each case, after giving effect to such Transfer, the Stockholder remains a beneficial owner of at least seventy-five percent (75%) of the issued and outstanding Company Common Stock.

          (b) The Stockholder shall execute and deliver such other documents and instruments and take such further actions as are necessary in order to ensure that the Company receives the benefit of this Agreement.

                                  ARTICLE V

                                 TERMINATION

          Section 5.1 Termination. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) the mutual consent of the Company (with the approval of the Special Committee) and the Stockholder,
(ii) the Effective Time, (iii) the termination of the Merger Agreement, (iv) written notice of termination by either party hereto if there has been a breach by the other party of any representation, warranty or agreement contained in this Agreement or (v) the making of an Adverse Company Board Recommendation.

          Section 5.2 Effect of Termination. In the event of any termination of this Agreement, this Agreement (other than Sections 6.1 through 6.13, inclusive) shall become void and of no effect with no liability on the part of any party hereto; provided that no such termination shall relieve any party hereto from liability for any breach of this Agreement prior to termination thereof.

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                                   ARTICLE VI

                                    GENERAL

          Section 6.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; provided that any notice received by facsimile or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. All notices hereunder shall be delivered to the parties as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                          if to the Company, to it at:

                          c/o International Specialty Products Inc.
                          1361 Alps Road
                          Wayne, NJ 07470
                          Attention:   Richard A. Weinberg, Esq.
                                       Robert Englander
                                       Burt Manning
                                       Alan Meckler
                          Telephone: 973-628-4000
                          Fax:  973-628-3229


                          with a copy to:

                          Willkie Farr & Gallagher
                          787 Seventh Avenue
                          New York, NY  10019-6099
                          Attention:   William J. Grant, Jr.
                                       Michael A. Schwartz
                          Telephone: 212-728-8000
                          Fax:  212-728-8111

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                          if to the Stockholder, to it at:

                          Samuel J. Heyman
                          1361 Alps Road
                          Wayne, NJ 07470
                          Telephone: 973-628-4000
                          Fax:  973-628-3229

                          with a copy to:

                          Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, NY 10017
                          Attention:    Maripat Alpuche
                          Telephone: 212-455-2000
                          Fax:  212-455-2502

          Section 6.2 No Third-Party Beneficiaries. This Agreement is not intended to confer third party beneficiary rights upon any person.

          Section 6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          Section 6.4 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held to be invalid, illegal or unenforceable in any respect for any reason under any present or future law, public policy or order, (i) such provision shall be fully severable and (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out to the maximum extent possible, so far as may be valid, legal and enforceable, the intent and purpose of such invalid provision; provided that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

          Section 6.5 Assignment. Neither this Agreement nor the rights or the obligations of either party hereto are assignable in whole or in part (whether by operation of law or otherwise), without the written consent of the other parties and the Company and any attempt to do so in contravention of this
Section 6.5 shall be void.

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          Section 6.6 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          Section 6.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented and attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed to also to refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

          Section 6.8 Amendments. This Agreement may not be amended, modified or waived except by written agreement signed by the Stockholder and the Company (upon the approval of the Special Committee).

          Section 6.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and warranties, and discussions, whether oral or written, among the parties hereto, with respect to the subject matter hereof.

          Section 6.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 6.11 Execution. This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

          Section 6.12 Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and agree that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction to the extent that specific performance is available under applicable law. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

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          Section 6.13  Action in Beneficial Stockholder Capacity Only. The
Stockholder does not make any agreement or understanding herein in any capacity other than as a beneficial owner of stock of the Company. The Stockholder hereby disclaims any pecuniary interest in the Company Common Stock in excess of his interests in certain limited partnership and limited liability company entities that own shares of Company Common Stock.


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          IN WITNESS WHEREOF, the parties have duly executed this Stockholder
Voting Agreement as of the date first above written.

                                    INTERNATIONAL SPECIALTY PRODUCTS INC.

                                          /s/ Sunil Kumar
                                    _____________________________________
                                    Name:  Sunil Kumar
                                    Title: President and Chief Executive
                                             Officer



                                    SAMUEL J. HEYMAN

                                          /s/ Samuel J. Heyman
                                   _____________________________________